Exhibit 10.76

PDL BIOPHARMA, INC.
WIND DOWN RETENTION PLAN

1.Purpose. PDL BioPharma, Inc. (the “Company”), through its board of directors, has implemented this Wind Down Retention Plan (the “Wind-Down Plan”) with the intent to focus management on maximizing shareholder value and provide additional alignment of management’s interests and those of its shareholders in view of its intention to pursue a formal process to unlock value by monetizing the Company’s assets and returning net proceeds therefrom to its shareholders. The Wind Down Plan is effective as of December 21, 2019 (the “Effective Date”).

2.Definitions. In interpreting this Wind-Down Plan, the following terms used herein shall have the meanings set forth below:

(a)“Board” shall mean the Board of Directors of PDL BioPharma, Inc.

(b)“Cause” shall have the meaning set forth in the Severance Plan.

(c)“Change in Control” shall have the meaning set forth in the Equity Plan.

(d)“Company” shall mean PDL BioPharma, Inc., a Delaware corporation.

(e)“Disability” shall mean a Participant’s long-term disability within the meaning of the long-term disability insurance plan or program of the Company then covering the Participant, or in the absence of such a plan or program, as determined by the Board. The Board’s reasonable and good faith judgment of Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Board.

(f)“Equity Plan” shall mean the PDL BioPharma, Inc. Amended and Restated 2005 Equity Incentive Plan, as amended from time to time.

(g)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)“Good Reason” shall have the meaning set forth in the Severance Plan.

(i)“Participant” shall mean each of those individuals who are selected by the Company to participate in the Wind Down Plan.

(j)“Release” shall mean a general release of claims in favor of the Company in a form reasonably acceptable to the Company, and containing such terms and conditions as are customarily found in releases of similar type.

(k)“Retention Agreement” shall mean any agreement entered into by and between a Participant and the Company evidencing the Participant’s participation in this Wind Down Plan, which Retention Agreement shall be an enforceable contract between the Company and the Participant.

(l)“Cash Retention Payment” shall mean the aggregate payment made in accordance with Paragraph 3 hereof and specified on the Retention Agreement with respect to each Participant.

(m)“Severance Plan” shall mean the Company’s Severance Plan as in effect on the Effective Date, or as amended from time to time, and including amendments made effective as of November 15, 2019.

3.Cash Retention Payments. Each Participant shall be entitled to receive, within five (5) days of the effective date of the Release (which Release must become effective within 55 days of the event triggering payment hereunder), a lump sum cash payment in an amount equal to the Participant’s Cash Retention Payment as specified upon the earliest to occur of (i) a termination of the Participant’s employment with the Company by the Company without Cause (and other than by reason or death or Disability) or (ii) the Participant’s resignation for Good Reason. A Participant’s Cash Retention Payment shall not be reduced below the cash amount corresponding to that specified on the Participation Notice as of the date of signature thereof, whether due to salary decrease, bonus decrease or otherwise, without the consent of the Participant. The Cash Retention Payment under this Wind Down Plan, once paid, shall be in lieu of (and not in addition to) any cash severance compensation that could otherwise become payable to the participant under the Severance Plan. Notwithstanding the foregoing sentence and for the avoidance of doubt, payment of the Cash Retention Payment shall not effect any payment due to the Participant in accordance with the Option True-Up Payment provided for in Paragraphs 6 and 7 hereof. As a requirement for receiving the Cash Retention Payment hereunder, and as consideration for receipt of such payment, a Participant must execute a customary Release, and such Release must not be revoked by the Participant after being executed during the revocation period specified in the Release.

4.Treatment of Equity Awards. Regardless of any conflicting provisions in the Equity Plan or any award granted thereunder, all unvested equity awards held by any Participant will vest in full upon the first to occur of: (i) a termination of the Participant’s employment by the Company without Cause (and other than by reason or death or Disability), (ii) the Participant’s resignation for Good Reason or (iii) the occurrence of a Change in Control. In addition, all vested stock options held by a Participant upon the occurrence of any such event shall remain exercisable through the end of the existing option term, without regard to any termination of the Participant’s employment.

5.Option Exercise Adjustment. Consistent with Section 10(a) of the Equity Plan, if the Company declares one or more cash dividends or other distributions to shareholders during the term of this Wind Down Plan, the exercise price of all outstanding stock options held by any Participant shall be reduced on a dollar-for-dollar basis, such reduction being equal to to the cash amount of such dividend and/or the fair value of such other distribution, (an “Equitable Adjustment”). In no event shall the option exercise adjustment provided herein reduce the exercise price of an option below the par value of the shares subject to the option.

6.Option True-Up Payment - Pre-Dissolution. In the event that the Company declares a cash dividend or other distribution that would not result in a dollar-for-dollar reduction in the exercise price of an option as described in Paragraph 5 hereof as a result of the exercise price of a Participant’s stock option being less than the sum of the par value of the shares underlying the option and the per share amount of the cash dividend or other distribution, whether or not such Participant is employed by the Company at the time the cash dividend or other distributions are made (provided that such Participant has not been terminated for Cause or resigned without Good Reason), the Participant shall have the right to receive a lump sum cash payment (a “True-Up Payment”) from the Company in an amount equal to the number of shares subject to the stock option multiplied by the per share amount of portion of the cash dividend that exceeds the applicable exercise price minus the par value of the shares subject to the option.

(a)
With respect to vested options, the True-Up Payment shall be payable on the same date that such dividend payments or cash distributions are made to the Company’s shareholders. Following payment of a True-Up Payment to a Participant under this subsection, the Participant will not have any right to any future True-Up Payments or any Equitable Adjustment with respect to the stock options for which the True-Up Payment is made.

(b)
With regard to unvested options, the True-Up Payment shall further include an amount corresponding to any cash dividends or other distributions declared after the exercise price thereof is reduced to the par value of the shares underlying the option, and shall be payable upon vesting of such options. Following payment of a True-Up Payment to a Participant under this subsection, the Participant shall not have any right to any future True-Up Payments or any Equitable Adjustment with respect to the stock options for which the True-Up Payment is made.

(c)
For the avoidance of doubt, regardless of whether a Participant has previously received a True-Up Payment with regard to any stock option grant, with regard to a grant of stock options for which a True-Up Payment has not yet been made, the Participant shall continue to be entitled to a True-Up Payment.

7.Option True-Up Payment - Post Dissolution. In acknowledgement of the impaired ability of the Company to issue stock underlying an option if not exercised prior to the effective date of dissolution of the Company, the Company agrees to treat unexercised options held by a Participant, whether or not the Participant is employed by the Company at the time of the cash dividend or other distributions are made (provided that the Participant has not been terminated for Cause or resigned without Good Reason), after the effective date of dissolution as provided in this Paragraph 7. A Participant holding an option that has not been exercised by the date of dissolution, where such option has an exercise price greater than the par value of the stock underlying such option on such date (a “Post Dissolution Option Right”) shall, in the event of any cash dividends or other distributions made after the effective date of dissolution, have the right to receive lump sum cash payments in accordance with this Paragraph 7.

(a)
Where the option corresponding to the Post-Dissolution Option Right has an exercise price immediately prior to dissolution (the “Post-Dissolution Exercise Price”) which is greater than $0.01, and the cash dividend or other distribution is less than the Post-Dissolution Exercise Price, the holder shall not receive a payment, but the holder’s Post-Dissolution Exercise Price shall be reduced on a dollar-for-dollar basis in the amount of the cash dividend or other distribution;

(b)
Where the option corresponding to the Post-Dissolution Option Right has a Post-Dissolution Exercise Price which is greater than $0.01, and the cash dividend or other distribution exceeds the Post-Dissolution Exercise Price, the Participant holding such Post-Dissolution Option Right shall have the right to receive a lump sum cash payment in an amount equal to the number of Post-Dissolution Option Rights held multiplied by the per share amount of the portion of the cash dividend or other distribution that exceeds the Post-Dissolution Exercise Price minus $0.01, payable on the date of such cash dividend or other distribution;

(c)
In the event further cash dividends or other distributions are made after the lump sum cash payment made in accordance with Paragraph 7(b) above is made, or after the Post-Dissolution Exercise Price has been reduced to $0.01, the Participant holding a Post-Dissolution Option Right shall have the right to a further lump sum payment(s) equal to the number of Post-Dissolution Option Rights held multiplied by the per share amount of such further cash dividend(s) or other distribution(s), payable on the date of such cash dividend or other distribution.

8.Withholding. The Company shall withhold from amounts to be paid to any Participant hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

9.Term; Amendment. This Wind-Down Plan shall not be subject to termination or amendment by the Board, the Company, or its successors in interest, assignees or other transferees without the prior written consent of each affected Participant, and any attempt to terminate or amend this Wind-Down Plan without such consent shall be void.

10.Assignment or Transfer. Except as otherwise provided herein or by law, no right or interest of any Participant under the Wind-Down Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by hypothecation, execution, levy, garnishment, attachment, pledge or in any manner. No attempted assignment or transfer thereof shall be effective, and no right or interest of any Participant under the Wind-Down Plan shall be liable for, or subject to, any obligation or liability of such Participant.

11.No Right of Employment. Neither the establishment of the Wind-Down Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits, hereunder shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or its successors or affiliates, and all Participants shall remain subject to discharge to the same extent as if the Wind-Down Plan had never been adopted.

12.Severability. If any provision of the Wind-Down Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Wind-Down Plan shall be construed and enforced as if such provision had not been included.

13.Successors. The Wind-Down Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor in interest to the Company, including any assignees or other transferees.

14.Escrow Account. No Participant shall have a right to, or any interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under the Plan. Notwithstanding the foregoing, the Company may, at any time, in its discretion, require that an amount of cash or cash equivalents equal to the aggregate estimated amount of all payments to be made under the Wind-Down Plan be transferred to an escrow account, irrevocable grantor trust or similar arrangement for the benefit of the Participants.

15.Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Wind-Down Plan, and shall not be employed in the construction of the Wind-Down Plan.

16.Section 409A. The Wind-Down Plan is intended to be subject to the short-term deferral exception to Section 409A of the Code or to otherwise comply with the requirements of Section 409A of the Code and shall be interpreted and administered accordingly. However, the Company makes no representation or warranty that any or all of the payments described in the Wind Down Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

17.Attorney’s Fees. Should suit be brought by a Participant to enforce or interpret any part of this Wind-Down Plan, and such Participant shall prevail on any issue related to the enforcement or interpretation of the Wind-Down Plan, Participant shall be entitled to recover, as an element of the costs of suit and not as damages, any attorney’s fees, costs, disbursements, and costs of appeal, in addition to any other recovery to which the Participant may be entitled.

18.Construction. The Wind-Down Plan shall be read independently of the Severance Plan and the Equity Incentive Plan except as specifically provided herein, both of which shall remain in force. In the event of inconsistent provisions between the Wind-Down Plan and the Severance Plan or the Equity Incentive Plan, the Wind-Down Plan, during its term, shall control, provided that, if an equity award granted under the Equity Plan includes terms more favorable to the Participant than those provided herein, including but not limited to the period of exercise or vesting conditions, those more favorable terms shall apply to the award.

19.Applicable Law. To the extent not preempted by ERISA or other laws of the United States, the laws of the state of Nevada shall be the controlling law in all matters relating to this Wind-Down Plan and any rights or obligations conferred thereunder to any Participant.